EXHIBIT 10.29.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (the “Amendment”) is made as of November 13, 2007 between Bioject Medical Technologies, Inc. and Bioject Inc. (collectively, the “Company”) and Ralph Makar (“Executive”).

Pursuant to an Executive Employment Agreement dated as of October 1, 2007 (the “Employment Agreement”) between the Company and Executive, the Company agreed to employ Executive, and Executive agreed to provide his services and expertise in the position of President and Chief Executive Officer.

WHEREAS, the parties wish to amend the Employment Agreement to make certain provisions compliant with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the parties agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Employment Agreement.

2. Section 3.1 of the Employment Agreement is amended in its entirety to read as follows:

“Section 3.1 Stock Options. Effective on the Initial Employment Date, the Company will grant Executive a non-qualified stock option outside of, but on terms and conditions substantially identical to, the terms and conditions of the Bioject Medical Technologies, Inc. Restated 1992 Stock Incentive Plan, as amended (the “Plan”), to purchase 150,000 shares of BMT Common Stock (the “Option”). The exercise price of the Option shall be the last sale price of the Company’s common stock on the NASDAQ Capital Market on the date of grant of the Option, which is the Initial Employment Date. The Option will vest 1/3 annually on each of the first three anniversaries of the Initial Employment Date and have a term of 10 years. BMT will provide Executive with a Stock Option Agreement that evidences the Option. The Stock Option Agreement sets forth the specific terms and conditions of the Option, including, without limitation, the vesting schedule and the terms under which Executive will forfeit the Option (including termination of Executive’s employment with the Company pursuant to Section 4.2). The grant is subject to Executive’s execution of the Stock Option Agreement. In the event that there is any inconsistency between the Stock Option Agreement and this Agreement, this Agreement shall control.”

3. Section 4.4.1 of the Employment Agreement is amended in its entirety to read as follows:

“4.1.1 The Company shall pay Executive as severance pay an amount equivalent to twelve (12) months of Executive’s then-current Base Salary plus accrued and unused vacation (the “Severance Pay”). The Company shall pay such Severance Pay on dates generally coinciding with its regularly scheduled payroll; and”

4. A new section 6.12 shall be inserted and shall read as follows:

Section 6.12 Section 409A. The compensation payable to Executive pursuant to this Agreement (including options and restricted stock units) is intended not to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A the Internal Revenue Code of 1986, as amended, and instead is intended to be exempt from the application of Section 409A. To the extent that any such compensation is nevertheless deemed to be subject to Section 409A, such compensation shall be interpreted in accordance with Section 409A and Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance issued after the date of this Agreement. Notwithstanding any provision of this Agreement or the award agreement to the contrary, in the event that the Company determines that any compensation is or may be subject to Section 409A, the Company may adopt such amendments to this Agreement or the award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation from the application of Section 409A or preserve the intended tax treatment of the benefits provided with respect to the award, or (ii) comply with the requirements of Section 409A.

5. Except as modified hereby, the Employment Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

BIOJECT MEDICAL TECHNOLOGIES, INC.

By:	/s/ Christine M. Farrell
Name:	Christine M. Farrell
Title:	Vice President of Finance

BIOJECT INC.

By:	/s/ Christine M. Farrell
Name:	Christine M. Farrell
Title:	Vice President of Finance

/s/ Ralph Makar
Ralph Makar, Executive